UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2012 (January 1, 2012)

RADIATION THERAPY SERVICES

HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-170812	26-1747745
(Commission File Number)	(I.R.S. Employer Identification No.)

2270 Colonial Boulevard Fort Myers, Florida	33907
(Address of Principal Executive Offices)	(Zip Code)

(239) 931-7275

(Registrant’s Telephone Number, including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2012, Radiation Therapy Services Holdings, Inc. (the “Company”)  announced the appointment of Bryan J. Carey as Vice Chairman and Chief Financial Officer (“CFO”) of Radiation Therapy Services, Inc. (“RTS”), a wholly owned subsidiary of the Company, effective January 1, 2012.

Mr. Carey, age 51, joined RTS in May 2011 as its interim Chief Financial Officer. Mr. Carey transitioned to the role of CFO from his position as Managing Director of Vestar Capital Partners, a leading private equity firm, with approximately $8 billion in capital under management, and the Company’s majority shareholder, where he spent 11 years providing guidance and counsel to the management teams of Vestar portfolio companies, including the Company.  Turing his tenure at Vestar, from 2000 to 2011, Mr. Carey also served in various management roles at portfolio companies.  Mr. Carey will remain on the Company’s Board of Directors, and will serve as Senior Advisor to Vestar, where he will remain on the boards of directors of other healthcare portfolio companies.

Prior to joining Vestar in October 2000, Mr. Carey was Executive Vice President, CFO and Managing Director - Europe of Aearo Corporation, a global manufacturer of personal protection equipment.  Prior to joining Aero, Mr. Carey was Director of Strategic Planning at Cabot Corporation from 1992 to 1994 and a principal with Chemical Venture Partners from 1982 to 1992.  Mr. Carey earned an M.B.A. with Distinction from The Wharton School at the University of Pennsylvania and an A.B. in Economics from Georgetown University.

Item 7.01           Regulation FD Disclosure

On January 4, 2012, the Company issued a press release announcing the appointment of Mr. Carey as its Vice Chairman and Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.          Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit Number	Description

99.1	Press Release dated January 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2012

RADIATION THERAPY SERVICES HOLDINGS, INC.

	By:	/s/ Bryan J. Carey
		Name:	Bryan J. Carey
		Title:	Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 4, 2012.